UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

        September 17, 2008
Date of Report (Date of earliest event reported)

inTEST Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22529 (Commission File Number)	22-2370659 (I.R.S. Employer Identification No.)

7 Esterbrook Lane, Cherry Hill, New Jersey 08003
(Address of Principal Executive Offices, including zip code)

        (856) 424-6886
(Registrant's Telephone Number, including area code)

            N/A
(Former name or former address, if changed since last report)

[ ]	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Cost Associated with Exit or Disposal Activities.

On September 12, 2008, inTEST Corporation (the "Company") approved a restructuring plan for its Manipulator/Docking Hardware and Tester Interface product segments to reduce the operating expenses of these product segments in response to continued operating losses. The Company will permanently close its manufacturing facility in Amerang, Germany and its engineering and sales office in the United Kingdom. The Company will implement temporary salary reductions for certain employees of both product segments and will also temporarily reduce the fees paid to members of the Company's Board of Directors. Moreover, the Company will implement permanent reductions for expenses related to its use of third-party vendors. Effective January 1, 2009, the Company will implement additional temporary and permanent cost reductions associated with its employee benefit plans.

The Company also approved workforce reductions in its Manipulator/Docking Hardware and Tester Interface product segments by 4 employees and 3 employees, respectively, which represents approximately 7% and 9%, respectively, of the total employees in these segments. The Company will incur approximately $22,000 in total costs related to these actions for one-time termination benefits.

The Company communicated these actions to its employees on September 17 and 18, 2008. The Company expects that the completed actions in these product segments and company-wide will reduce its annual operating expense structure by approximately $2.7 million. The Company expects to incur one-time termination benefits and facility closure costs ranging from $825,000 to $1.1 million during the second half of 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inTEST CORPORATION

By: /s/ Robert E. Matthiessen
        Robert E. Matthiessen
        President and Chief Executive Officer

Date:   September 22, 2008